Exhibit 5.2

AMC ENTERTAINMENT INC.

920 MAIN STREET

KANSAS CITY, MO  64105

816.480.2506

816.480.4700 (FAX)

KEVIN M. CONNOR, ESQ.

GENERAL COUNSEL

SENIOR VICE PRESIDENT

January 28, 2005

VIA E-MAIL

AMC Entertainment Inc.

920 Main Street

Kansas City, Missouri  64105

RE:         REGISTRATION STATEMENT RELATING TO $250,000,000 AGGREGATE PRINCIPAL

AMOUNT OF 8.625% SENIOR NOTES DUE 2012 AND $205,000,000 AGGREGATE PRINCIPAL AMOUNT OF SENIOR FLOATING RATE NOTES DUE 2010

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of AMC Entertainment Inc, a Delaware corporation (the “Company”).  This opinion is being delivered in connection with the registration of $250,000,000 aggregate principal amount of 8.625% Senior Notes due 2012 (the “Fixed Rate Exchange Notes”) and $205,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the “Floating Rate Exchange Notes” and, together with the Fixed Rate Exchange Notes,  “Exchange Notes”) by the Company, and the guarantees of the Exchange Notes (the “Guarantees”) by each of the entities listed on Schedule I hereto (the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2005 (the “Registration Statement”).  The Exchange Notes and the Guarantees will be issued pursuant to two indentures, each dated as of August 18, 2004, each as supplemented by a First Supplemental Indenture, dated December 23, 2004 (the “Indentures”), by and among the Company, as successor by merger to Marquee Inc. (the “Issuer”), the Guarantors and HSBC Bank USA, National Association, as trustee (the “Trustee”).

In my capacity as General Counsel of the Company, I am familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization and issuance of the Exchange Notes and the Guarantees, respectively.  In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.  I have examined, along with other documents, the Indentures, the Forms of Exchange Notes, the Forms of the Guarantees and the Registration Statement (collectively, the “Operative Documents”).

In rendering such opinion, I have assumed, in each case without independent verification, that; (i) each of the parties to the Operative Documents, other than the Company and the Guarantors (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite organizational and legal power and authority to execute, deliver and perform its obligations under the Operative Document, (c) has duly authorized, executed and delivered the Operative Document, and (d) has complied with and will comply with all of its obligations under the Operative Documents and laws applicable thereto; (ii) with respect to each of the parties to the Operative Documents other than the Company and the Guarantors, the Operative Document constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indentures, with all applicable laws and regulations.

Capitalized terms used herein without definition shall have the meaning ascribed to them in the Registration Statement.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions contained herein, it is my opinion that as of the date hereof:

1.             The Guarantees of each of the Guarantors have been duly authorized by all necessary corporate action and, when executed in accordance with the terms of the applicable Indenture and upon due execution, authentication and delivery of the Exchange Notes against due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Exchange Notes, each of the Guarantees will be the legally valid and binding obligation of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

The opinion rendered above relating to the enforceability of the Guarantees is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) I express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 6.12 of the Indentures; and (v) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

You should be aware that I am admitted to practice law only in the State of Missouri. I express no opinion as to the laws of any jurisdiction other than the laws of the State of Missouri and the federal laws of the United States of America.  In expressing the foregoing opinion relating to Guarantors that are organized under the laws of a state other than the State of Missouri, I have assumed that the relevant provisions of the business corporation laws of the states of incorporation of each such Guarantor are identical in all respects to the Missouri Revised Statutes, in each case, without having made any independent investigation of such provisions.

I express no opinion as to any matter other than that as expressly set forth above, and no other opinion is to be, or maybe be, inferred or implied herefrom.  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and, if desired, to the use of my name under the heading “Legal Matters” in the prospectus contained therein.

Sincerely,

Kevin M. Connor

KMC:cle

Schedule I

AMC Card Processing Services, Inc., an Arizona corporation
AMC Entertainment International, Inc., a Delaware corporation
AMC-GCT, Inc., a Delaware corporation
AMC Realty, Inc., a Delaware corporation
American Multi-Cinema, Inc., a Missouri corporation
American Multi-Cinema of Florida, Inc., a Florida corporation
Centertainment Inc., a Delaware corporation
Club Cinema of Mazza, Inc., a District of Columbia corporation
GCT Pacific Beverage Services, Inc., a Washington corporation
National Cinema Network, Inc., a Delaware corporation
Premium Theater of Framingham, Inc., a Massachusetts corporation
Premium Theatre of Mayfair, Inc., a Wisconsin corporation
Premium Cinema of Yorktown, Inc., an Illinois corporation